Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement Nos. 333-53083, 333-80931, 333-44562, 333-92080, 333-107096, and 333-127190 pertaining to the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors’ Stock Option Plan of Ore Pharmaceutical Holdings Inc.

(2)	Form S-8 Registration Statement No. 333-163131 pertaining to the 2009 Omnibus Equity Incentive Plan of Ore Pharmaceutical Holdings Inc.

of our report dated March 31, 2010, with respect to the consolidated financial statements of Ore Pharmaceutical Holdings Inc. (formerly Ore Pharmaceuticals Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 31, 2010